Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

March 24, 2005

For  more information, contact:

John C. Garrison

11011 King Street, Suite 260B

Overland Park, KS  66210

Phone: 913.469.5615

www.empireenergy.com

Empire Energy Corporation International bid for Great South Land Minerals Limited meets minimum acceptance requirement

Wednesday March 23, 2005

OVERLAND PARK, Kan. – (BUSINESS WIRE) – Empire Energy Corporation International (“Empire”)(OTCBB:EEGC – News) Malcolm R. Bendall, President of Empire Energy Corporation International and Chairman of Great South Land Minerals Ltd (“GSLM”), announced today that the transfer agent has received acceptance forms from shareholders of GSLM that have elected to exchange more than 50% of the total outstanding shares of GSLM for shares of Empire, thereby conditionally achieving the minimum acceptance requirement to complete the proposed takeover.

Empire lodged a copy of the bidder's statement with the Australian Securities and Investments Commission on 4 March 2005. One of the conditions attached to the offer was that shareholders having more than 50% of the share capital in GSLM accept the offer.  The directors of Empire have confirmed that, based on the acceptances received by the transfer agent to date, the 50% requirement has now been achieved.

The acceptances came on recommendations by the Boards of directors of both companies and, subject to all conditions being satisfied, will result in GSLM becoming a subsidiary of Empire.  The directors of Empire  believe that the acquisition of a majority interest in GSLM will increase the opportunities for funding of exploration, drilling and development of the oil and gas property pursuant to GSLM's license in Tasmania.

GSLM has an exploration license in the Tasmanian Basin of Australia that covers an area of approximately 15,035 square kilometres.  Assuming the takeover is finalized, Empire intends to promptly expand its efforts to exploit the license property.

Mr. Bendall said, “In summary, we are gratified by the immediate support for the acquisition proposal and  encourage all GSLM shareholders to accept the offer by Empire as set out in the bidder's statement and as recommended in the target statement issued by the GSLM Board of Directors.”

---------------------------

This Press Release contains forward-looking statements based on our current expectations about our company and our industry.  You can identify these forward-looking statements when you see us using the words such as “expect,” “anticipate,” “estimate,” “believes,” “plans” and other similar expressions.  These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of our ability to complete required financings and other preconditions to the completion of the transactions described herein and GSLM and Empire’s ability to successfully acquire reserves and produce its resources among other issues.  We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.  We caution you not to place undue reliance on those statements.

_____________________